WACKENHUT CORRECTIONS CORPORATION

Filing Type:
3
Description:
Initial Statement of Beneficial Ownership
Filing Date:
Aug 29, 2001
Period End:
Aug 14, 2001

Primary Exchange:
New York Stock Exchange
Ticker:
WHC

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Maddux, Ron
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   8/14/01
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President Project Development
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

Table I -- Non-Derivative Securities Beneficially Owned
1. Title of Security                       |2. Amount of          |3.Ownership
|4. Nature of Indirect                          |
                                           |   Securities         |   Form:
 |   Beneficial Ownership                        |
                                           |   Beneficially       |  Direct(D)
or |                                               |
                                           |   Owned              |
Indirect(I)  |                                               |





Table II -- Derivative Securitites Beneficially Owned
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |     |4.
Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |    |sion
or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |
|exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---|price
of  |Deriv-       |                           |
                        |  Day/Year)        |                       |
Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or
|vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number
of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares
 | |Indirect(I)  |                           |
___________________________________________________________________________
|
1995 Options            |12/19/95 |12/19/05 |Common Stock           |5,000
|11.875    |D           |                            |
-----------------------------------------------------------------------------
-----------------------------------------------|

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/s/ Ron Maddux BY K. Mendell
DATE
August 29, 2001